 Exhibit 10.2
PROMISSORY NOTE

$500,000.00	April 6, 2010
Houston, Texas

FOR VALUE RECEIVED, the undersigned, ENGLOBAL AUTOMATION GROUP, INC., a Texas corporation (sometimes referred to herein as “Maker”), promises to pay to the order of CONTROL DYNAMICS INTERNATIONAL, L.P., a Texas Limited Partnership (the “Holder”), in lawful money of the United States of America, the principal sum of FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($500,000.00), with interest at the rate of Five Percent (5%) per annum.

This Promissory Note (this “Note”) has been executed and delivered pursuant to and in connection with the terms and conditions of that certain Asset Purchase Agreement, dated as of April 1, 2010, among the Maker and the Holder (the “Purchase Agreement”).  Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Purchase Agreement.

Section 1.               Payment.

1.1           Installment Payments.  The principal amount and interest of this Note shall be due and payable in the following two installments, with each such installment of principal and accrued interest being due and payable on the date set forth opposite such installment:

Payment Date	Installment of Principal and Interest

April 6, 2011	$275,000.00

April 6, 2012	$262,500.00

This outstanding balance of this note, if any, both principal and interest shall be due and payable in full on April6, 2012 in the event that the referenced Note payments have not paid the Note in full.

1.2           Manner of Payment.  All payments due under this Note shall be made by check at Control Dynamics International, LP, c/o Anthony George, 6 East Sienna Place, The Woodlands, Texas 77384 or such other address as the Holder shall designate to the Maker in writing.  If any payment on this Note is due on a day which is not a Business Day (as hereinafter defined), such payment shall be due on the next succeeding Business Day.  “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Texas.

1.3           Prepayment.  The Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note.  Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4           Right of Set-Off.  The Maker shall have the right to withhold and set-off against any amount due hereunder, as contemplated by Section 9.5 of the Purchase Agreement, any amount to which Maker may be entitled under the Purchase Agreement. The Maker shall be entitled to exercise such right of set-off against the next payment or payments required hereunder as opposed to against the last payment or payments due under this Note.  Compliance with the procedures set forth in Section 9.5 of the Purchase Agreement a condition to set-off.

Section 2.               Defaults.

2.1           Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default hereunder (an “Event of Default”):

(a)           If the Maker shall fail to pay any payment of principal and interest under this Note when due and such failure shall have continued for five calendar days after written notice thereof has been given by the Holder to the Maker.  The exercise by Maker in good faith of its right of set-off pursuant to Section 1.4 hereof, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

(b)           If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker or any guarantor under the terms of any guaranty given in connection with this note (“Guarantor”) shall (i) commence a voluntary case or proceeding, (ii) consent to the entry of an order for relief against it in an involuntary case or if such involuntary case remains undismissed for a period of sixty (60) days or more, (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official, (iv) make an assignment for the benefit of its creditors, or (v) admit in writing its inability to pay its debts as they become due.

(c)           If a court of competent jurisdiction enters an order or decree that (i) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or any Guarantor or substantially all of the properties of Maker or any Guarantor, or (ii) orders the liquidation of the Maker or any Guarantor, and in each such case the order or decree is not dismissed within eighty-nine 89 days.

2.2           Notice by Maker.  The Maker shall notify the Holder in writing within five days after the occurrence of any Event of Default of which the Maker acquires knowledge.

2.3           Remedies.  Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by the Holder), the Holder may, at its option, (i) by written notice to the Maker, declare the entire unpaid principal balance of this Note immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including the right to collect from the Maker all sums due under this Note.  Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by the Holder), Maker does hereby agree to pay interest to the Holder at a rate equal to the Prime Rate (as hereinafter defined), plus 5.0% on the aggregate indebtedness evidenced hereby (after the expiration of any applicable cure period), until such aggregate indebtedness is paid in full.  For purposes hereof, the “Prime Rate” means a varying rate per annum that is equal to the interest rate described as the “bank prime loan” by the United States Federal Reserve, revised as such rate shall change.  Such “Prime Rate” is currently reported on a daily basis at: http://www.federalreserve.gov/releases/h15/data/Daily/H15_PRIME_NA.txt.

Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed except as otherwise provided herein.  The Maker shall also pay all reasonable costs and expenses incurred by or on behalf of the Holder in connection with the Holder’s exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees and expenses through appeal.

Section 3.               Miscellaneous.

3.1           Waiver.

(a)           The rights and remedies of the Holder under this Note shall be cumulative and not alternative.  No waiver by the Holder of any right or remedy under this Note shall be effective unless in writing signed by the Holder.  Neither the failure nor any delay in exercising any right, power or privilege under this Note shall operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by the Holder shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right of the Holder arising out of this Note can be discharged by the Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Holder, (ii) no waiver that may be given by the Holder shall be applicable except in the specific instance for which it is given.

(b)           With respect to the amounts due pursuant to this Note, Maker does hereby waive demand, presentment, notice of intention to accelerate, notice of acceleration protest, notice of dishonor, notice of nonpayment, diligence in collection and all other requirements necessary to enforce this Note.

3.3           Notices.  All notices required or permitted to be given under this Agreement shall be in writing and may be delivered by personal delivery, by nationally recognized private courier, by PDF/email, or by United States mail. Notices delivered by mail shall be deemed given five business days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by personal delivery, PDF/email, or by nationally recognized private courier shall be deemed given on the first business day following receipt. However, a notice delivered by PDF/email shall only be effective upon electronic confirmation of receipt and must be confirmed by a mailed copy of the notice using United States mail, postage prepaid, registered or certified mail, return receipt requested, mailed either on the same day or the first business day after the PDF/email is sent.  All notices shall be addressed as follows:

(i)	If to the Maker:	ENGlobal Automation Group, Inc.
ATTN: Corporate Secretary
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
Fax Number: 281-878-1011
Email address: corpsec@englobal.com

with a copy to:

ENGlobal Legal
ATTN: Katrina Hamrick
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060
Fax Number: 281-754-4859
Email address: katrina.hamrick@ englobal.com

(ii)	if to the Holder:	Control Dynamics International, L.P.
c/o Anthony George
6 East Sienna Place,
The Woodlands, TX 77384
Email: ageorge4@sbcglobal.net

with a copy to:

Dayle C. Pugh
Bateman│Pugh, PLLC
909 Fannin St., Suite 1800
Houston, Texas 77010

Email: dcp@bpattorneys.com

or at such other address as any party shall have specified by notice in writing to the other party.

3.4           Amendment.  This Note may not be amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

3.5           Severability.  If any provision of this Note is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Note, and the remainder of this Note shall be enforced.  In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Note, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.

3.6           Applicable Law and Venue.  This Note shall be interpreted, construed and governed by and in accordance with the Laws of the State of Texas, excluding its conflicts of law provisions. The parties hereto hereby consent to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas with respect to any controversy relating to this Note.

3.7           Parties in Interest. This Note shall bind Maker and its respective successors and permitted assigns.  This Note may not be assigned or transferred by Holder without the express prior written consent of Maker.

3.8           Construction.  Pronouns used in this Note shall include the masculine, feminine, neuter, singular or plural as the identity of the antecedent may require.  The terms “or” and “and” shall be construed conjunctively or disjunctively as the context may make appropriate. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The terms “herein”, “hereof”, “hereto”, or “hereunder” or similar terms shall be deemed to refer to this Note as a whole and not to a particular Section.  The headings contained in this Note are for convenience of reference only and shall not affect the meaning or interpretation of this Note.  Section references are to sections of this Note unless otherwise indicated and include the entire section referred to, as well as any subsections that are subordinate to the referenced section.

3.9           Maximum Legal Rate.  The Maker and the Holder do hereby agree that no payment of default interest or other consideration made or agreed to be made by the Maker to the Holder pursuant to this Note shall, at any time, be in excess of the maximum rate of interest permissible by law.  In the event such payments of default interest or other consideration provided for in this Note shall result in an effective rate of interest which, for any period of time, is in excess of the limit of the usury or any other law applicable to the indebtedness evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto be applied to principal immediately upon receipt of such monies by the Holder hereof with the same force and effect as though the Maker had specifically designated such and the Holder had agreed to accept such extra payments as a principal payment, without premium.  This provision shall control every other obligation of the Maker and the Holder.

IN WITNESS WHEREOF, the Maker has executed and delivered this Promissory Note on the date first written above.

ENGLOBAL AUTOMATION GROUP, INC.,
a Texas corporation

By: /s/  William A. Coskey
      William A. Coskey, P.E.
      Its Chief Executive Officer